Exhibit 10.18

Execution Version AMENDED AND RESTATED SIEMENS INDUSTRY LICENSE AGREEMENT This AMENDED AND RESTATED SIEMENS INDUSTRY LICENSE AGREEMENT (this “Agreement”), dated as of June 9, 2021 (the “Effective Date”), is entered into by and between Fluence Energy, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (the “Company”), and Siemens Industry, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (“Siemens”). The Company and Siemens are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.” PRELIMINARY STATEMENTS: 1. Pursuant to that certain Equity Contribution Agreement between AES Grid Stability LLC (“AES”) and Siemens dated July 9, 2017 (the “ECA”), Siemens agreed to contribute certain Siemens Intellectual Property to the Company and to grant a license to the Company to use certain other Siemens Intellectual Property (excluding the Siemens Trademarks and Branding, which is licensed to the Company pursuant to the Siemens Company Name Affix and Trademark License Agreement); and 2. The Parties entered into the Siemens License Agreement dated as of July 9, 2017 (the “Original Agreement”), pursuant to which the Company, in accordance with the ECA, acquired the right to license in certain Siemens Intellectual Property (excluding the Siemens Trademarks and Branding, which will be licensed to the Company pursuant to the Siemens Company Name Affix and Trademark License Agreement) on the terms and subject to the conditions set forth in the Original Agreement and the ECA. 3. Between the execution date of the Subscription Agreement (as defined below) and the Effective Date, for the purposes of evaluating the credit to the Capital Account under Article 3.4 (b) of the Amended and Restated LLC Agreement, the Company has used reasonable efforts to notify Siemens of any Additionally Licensed Patents and Non-Asserted Siemens IP that the Company has identified as being used by it prior to the Effective Date by sending a written notice to Siemens identifying the respective Additionally Licensed Patents and Non-Asserted Siemens IP as well as the products and services of the Company in which these are used and providing further information reasonably required to establish the initial Gross Asset Value of such Additionally Licensed Patents and Non-Asserted Siemens IP, provided, however, that (i) the Additionally Licensed Patents and the Non-Asserted Siemens IP are not required to be identified in order for them to be licensed under Sections 2.1(a) and 2.2(a) of this Agreement and be subject to the non-assertion covenants under Sections 2.1(d) and 2.2(e), as applicable, and (ii) the identification of, or the failure to identify, any Additionally Licensed Patents or Non-Asserted Siemens IP do not limit in any way the scope of Additionally Licensed Patents or Non-Asserted Siemens IP or the scope of the Licenses under Sections 2.1(a) and 2.2(a) and the non-assertion covenants under Sections 2.1(d) and 2.2(e) of this Agreement. 4. The Parties desire to amend and restate the Original Agreement as provided herein in connection with the transactions contemplated under that certain Subscription Agreement, dated December 27, 2020, between the Company and QIA Florence Holding LLC (“the Subscription Agreement”).

2 NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Parties agree as follows: ARTICLE ONE DEFINITIONS AND PRINCIPLES OF INTERPRETATION 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the ECA and in the Amended and Restated LLC Agreement, dated January 01, 2018 “The Amended and Restated LLC Agreement”. Notwithstanding the foregoing, terms in capital letters used in this Agreement shall have the meaning defined in this Article 1 of this Agreement. (a) “Additionally Licensed Patents” shall mean Patents owned by Siemens Group (where those Patents have a priority date prior to or on the Effective Date), other than the Contributed Siemens IP and Licensed Siemens Intellectual Property, to the extent used by the Company for the Business Purpose prior to or on the Effective Date. (b) “Back-License” shall have the meaning set forth in Section 3.1 of this Agreement. (c) “Business” shall mean the battery-based energy storage business conducted by the Siemens Energy Management Division prior to the Closing Date, encompassing development, marketing, and sale of Integrated Solutions for Applications, as such terms shall be defined in the Amended and Restated LLC Agreement. (d) “Business Purpose” means the purpose of the Company which shall be to develop and globally market and sell stationary energy storage systems and solutions based on battery technology for utility-scale and commercial industrial applications and residential applications together with such other lawful activities as a limited liability company may undertake in connection therewith. The Business Purpose includes energy storage mediums such as supercapacitors, primary batteries, and secondary batteries such as lithium, Li-Ion, flow batteries, sodium-ion, and metal-air but excludes developing or producing the technology for the storage medium itself (e.g., battery chemistry) and inverters. (e) “Closing Date” means January 01, 2018. (f) “Contributed Siemens Intellectual Property (“IP”)” means the Siemens Software or Know-How contributed under the ECA and Siemens Contribution Agreement that is transferred to the Company on the Closing Date or other Siemens IP that is transferred to the Company at a later date through the function of Section 4.7 and/or Section 4.8. (g) “Company Roadmap” means a document mutually agreed by Siemens and AES prior to or on the Closing Date that contains technical details of R&D work to be undertaken by the Company after the Closing Date and will be included in Exhibit B, as amended upon mutual written agreement of the Parties up to and until the Closing Date.

3 (h) “Derived IP” shall have the meaning set forth in Section 3.2 of this Agreement. (i) “Exclusive Activities” shall have the meaning ascribed to them in the Amended and Restated LLC Agreement. (j) “Know-How” means all proprietary and confidential information and data (irrespective as to whether such information or data is available by way of documentation, orally or in electronic format, or protected by copyrights), including business and trade secrets, technical and business information and data, know-how and similar proprietary rights in confidential information and processes, discoveries, analytic models, improvements, techniques, devices, methods, patterns, formulations and specifications, all to the extent that such information and data are proprietary and confidential and neither Software nor a Patent. (k) “Licensed Object Code Software” means Software in object code which is licensed to Company, if any, to the extent that the Company can prove Use or Preparatory Use with respect to such Software. (l) “Licensed Siemens Intellectual Property (“IP”)” means all Patents and Know-How owned by Siemens (where those Patents have a priority date prior to or on the Closing Date and where that Know-How was developed or conceived prior to or on the Closing Date), other than the Contributed Siemens IP, to the extent (1) used by the Company for Exclusive Activities or Non-Exclusive Activities for the Business Purpose or (2) that the Company can prove Preparatory Use with respect to such IP. With respect to the foregoing clause 2 of this definition, when Intellectual Property is identified pre- or post-closing that the Company believes falls under this definition and requires proof of Preparatory Use, the Company will identify such Intellectual Property and the Preparatory Use of such Intellectual Property to the Siemens SI DS FG Head, who will coordinate with the relevant Siemens department(s) in good faith to determine in a commercially reasonable manner if the Company has satisfied its burden of proof regarding Preparatory Use and, if this is the case, Siemens will, within a reasonable time frame, acknowledge in writing that such Intellectual Property is Licensed Siemens IP and will include such Licensed Siemens IP on the Third List for Dual Use IP. (m) “Licensed SieStorage Know-How” means all SieStorage KnowHow and SIMATIC configuration relating to Power Quality (MS UPS) and Microgrid and Islands applications, as shall be defined in the Amended and Restated LLC Agreement. For avoidance of doubt, Licensed SieStorage Know-How does not include the Contributed Siemens IP. (n) “Licenses” means, collectively, the licenses granted to the Company under Sections 2.1 and 2.2. (o) “Listed Dual Use Intellectual Property (“IP”)” means IP owned by the Siemens Group which is listed in Exhibit D, as amended upon mutual written agreement of the Parties up to and until the Closing Date. It comprises IP that the Company requires to conduct its business in the Exclusive Activities and for any such Listed Dual Use IP, the Company is not required to prove Use or Preparatory Use with respect to the Exclusive Activities; such Use or Preparatory Use is presumed.

4 (p) “Non-Asserted Siemens IP” means Know-how and Software, owned by Siemens or Siemens Group and created prior to or on the Effective Date, other than the Contributed Siemens Intellectual Property and Licensed Siemens Intellectual Property, to the extent disclosed or provided by Siemens or Siemens Group to the Company and used by the Company for the Business Purpose. (q) “Non-Exclusive Activities” means activities within the Business Purpose which are not Exclusive Activities. (r) “Patents” means all patents, utility models, patent and utility model applications, and all priorities and rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, extensions, additions or renewals of any of the foregoing. “Permitted Sublicensing” means sublicensing by Company to: (i) Subsidiaries of the applicable licensee, but only for the period of time during which such sub-licensee is a Subsidiary of that licensee and only with respect to the Business Purpose; (ii) suppliers, subcontractors, contract manufacturers, or contract developers of the applicable licensee, if and to the extent such sub-license is necessary to allow such supplier, subcontractor, contract manufacturer, or contract developer to manufacture and deliver products to or for that licensee or to perform services for that licensee with respect to the Business Purpose; and (iii) to customers of the applicable licensee, if and to the extent such sub- license is necessary to allow such customer to use, resell, transfer or customize a product or benefit from services sold or provided by that licensee with respect to the Business Purpose. Permitted Sublicensing cannot have a broader scope than the main license from which it flows. (s) “Preparatory Use” means preparatory actions to use Licensed Siemens IP by the Business on or before the Closing Date or, with respect to the Exclusive Activities, reflected in the SieStorage Roadmap, the Advancion™ Roadmap, the Company Roadmap, or the Company Business Plan, all as attached to this document in Exhibit B, as amended upon mutual written agreement of the Parties up to and until the Closing Date. With respect to the Exclusive Activities only, Preparatory Use can be established by comparing patent claims in patents owned by the Siemens Group, if any, with planned activities of the Business or the Company as documented in the SieStorage Roadmap, the Advancion™ Roadmap, the Company Roadmap, or the Company Business Plan, to the extent that any such document contains sufficient technical details to be mapped to specific IP of the Siemens Group. With respect to the Non-Exclusive Activities, Preparatory Use can be established by comparison of patent claims in patents owned by the Siemens Group, if any, with technical documents or specifications existing in the Business on or before the Closing Date. Preparatory Use of Know-How can be established by comparing Know- How of the Siemens Group with technical documents or specifications that existed within the Business prior to or on the Closing Date. For the avoidance of doubt, Licensed Siemens IP can be identified and proven by the Parties before, on or after the Closing Date, but Use or Preparatory Use must occur before the Closing Date. (t) “Restricted IP” means SIMATIC (programmable logic controller used in the SieStorage solution), the Microgrid Controller, the Fast Switch hardware and PCS (inverter).

5 (u) “Restricted Party” shall have the meaning set forth in Section 4.10 of this Agreement. (v) “Siemens Additional Patent License Agreement” shall mean the Siemens Additional License Agreement, dated ________, 2021, between Siemens Aktiengesellschaft and Siemens granting Siemens the right to sublicense the rights granted herein. (w) “Siemens Group” means Siemens, all Affiliates of Siemens (including Siemens Aktiengesellschaft), and each of their Subsidiaries, with the exception of Gamesa Corporación Technológica S.A. and Siemens Healthineers AG, and their respective group or regional companies. (x) “Siemens SI DS FG Head” shall mean the lead executive of Smart Infrastructure Distribution Systems Future Grid, which at the date hereof is Mr. Jean-Christoph Heyne. (y) “SieStorage Dual Use Patents” means all Patents in all countries of the world that claim priority from the Patents identified in Exhibit E (which may be updated and amended with mutual agreement of the Parties up to and until the Closing Date). (z) “Software” means all computer programs, operating systems, applications, systems, firmware, and software of any nature, whether operational, active, under development, or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals, and other documentation therefore, whether in machine-readable form, programming language, or any other language or symbols, and whether stored, encoded, recorded, or written on disk, tape, film, memory device, paper, or other media of any nature and all databases necessary or appropriate to operate any such computer program, operating system, applications systems, firmware, or software. (aa) “Third List for Dual Use IP” means a list of Licensed Siemens IP that does not satisfy the definition of either Listed Dual Use IP or SieStorage Dual Use Patents. Use or Preparatory Use for all IP on this list must be proven by the Company. This list can be created pre- or post-Closing, and will not serve as an Exhibit (or other annex) to this Agreement. For the avoidance of doubt, Sections 4.5, 4.7, or 4.8 do not apply to IP contained on the Third List for Dual Use IP. Section 4.9 shall, however, apply to the Third List for Dual Use IP. (bb) “Use” shall mean actual use of Licensed Siemens IP by the Business on or before the Closing Date. Use of Patents can be established by comparing patent claims in Patents owned by the Siemens Group, if any, with products of the Business that existed prior to or on the Closing Date. Use of Know-How can be established by comparing Know-How of the Siemens Group with technical documents or specifications existing within the Business or Know-How used in products of the Business prior to or on the Closing Date. 1.2 Rules of Interpretation. In this Agreement:

6 (a) The singular shall include the plural and the masculine shall include the feminine and neuter as the context requires. (b) References to “Articles” and “Sections” shall be to articles or sections of this Agreement. (c) The words “herein,” “hereof,” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the words “include,” “includes” or “including” shall mean “including, but not limited to.” (d) Any reference to a statute, regulation or law, including Applicable Laws, shall include any amendment thereof or any successor thereto and any rules and regulations promulgated there under. ARTICLE TWO LICENSES TO THE COMPANY 2.1 Non-Exclusive Activities. (a) Licensed Siemens IP. With effect as of the Closing Date, Siemens hereby grants to the Company under the Licensed Siemens IP and with effect as of the Closing Date, Siemens hereby grants to the Company under the Additionally Licensed Patents a worldwide, non- exclusive, non-transferable, perpetual, royalty-free license to conduct any Non-Exclusive Activities for the Business Purpose and to engage in Permitted Sublicensing, except for (i) development, marketing, licensing or sale of any stand-alone digital services or solutions which are not part of the Integrated Solution, or (ii) conducting any activities resulting from or relating to the acquisition of Advanced Microgrid Solutions by Company. (b) Sublicensed Siemens IP. With the effect as of the Closing Date, and pursuant to the Siemens Additional Patent License Agreement, Siemens hereby grants to the Company under the Additionally Licensed Patents a worldwide, nonexclusive, non-transferrable, perpetual, royalty-free sublicense to conduct any Non-Exclusive Activities for the Business Purpose and to engage in Permitted Sublicensing, except for (i) development, marketing, licensing or sale of any stand-alone digital services or solutions which are not part of the Integrated Solution or (ii) conducting any activities resulting from or relating to the acquisition of Advanced Microgrid Solutions by Company. (c) Licensed Object Code Software and Licensed SieStorage Know-How. With effect as of the Closing Date, Siemens hereby grants to the Company a worldwide, non- exclusive, non-transferable, perpetual royalty-free license to use and to engage in Permitted Sublicensing with respect to: (i) the Licensed Object Code Software, if any, when used to conduct Non-Exclusive Activities; and (ii) the Licensed SieStorage Know-How, if any, when used to conduct Non-Exclusive Activities. (d) SieStorage Dual Use Patents. With effect as of the Closing Date, Siemens hereby grants to the Company under the SieStorage Dual Use Patents a worldwide, non-exclusive, non-transferable, perpetual, royalty-free license to conduct any Non-Exclusive Activities for the Business Purpose and to engage in Permitted Sublicensing, except for (i) development, marketing,

7 licensing or sale of any stand-alone digital services or solutions which are not part of the Integrated Solution or (ii) conducting any activities resulting from or relating to the acquisition of Advanced Microgrid Solutions by Company. (e) Additional Patents. If, after the Closing Date, the Company determines that it requires a license for products developed by the Company after the Closing Date under a Patent owned by the Siemens Group, if any, (other than the SieStorage Dual Use Patents, the Licensed Siemens IP, and the Third List for Dual Use IP, if any) in order to conduct any Non-Exclusive Activities, the Company will identify that Patent and the Company’s intended use in writing to the Siemens SI DS FG Head. Upon such notification, the Parties will negotiate in good faith the terms and conditions of a separate license agreement governing the Company’s use of the identified Patent and any associated royalties and other consideration to be paid to Siemens by the Company in connection with that license agreement. (f) Restricted IP. For the avoidance of doubt, SIMATIC (programmable logic controller used in the SieStorage solution) will not be assigned to the Company nor licensed under this Agreement; usage will be made available through a separate software license. For the further avoidance of doubt, the Microgrid Controller, the Fast Switch hardware, and PCS (inverter) will be supplied to the Company through the Siemens Equipment and Services Purchase Agreement. (g) Non-Assertion. Siemens hereby agrees that it and Siemens Group shall not sue or assert any claim or demand or seek any other remedy in any way, in or out of a legal proceeding, against the Company or its assigns in accordance with Article 5 of this agreement, and with respect to Fluence products only, its agents, contractors, distributors or customers, for the use of any Non-Asserted Siemens IP for the Non-Exclusive Activities, except to the extent (1) such use constitutes misappropriation of Know-How or (2) the Non-Asserted Siemens IP is used by the Company for (i) development, marketing, sales or licensing of any stand-alone digital services or solutions which are not part of the Integrated Solution, or (ii) conducting any activities resulting from or relating to the acquisition of Advanced Microgrid Solutions by Company. The foregoing non-assertion covenant shall not be construed to prohibit Siemens, or Siemens Group, from raising any arguments that it has developed and/or is the owner of the Non-Asserted Siemens IP in defending against any claim or demand brought by the Company against Siemens or Siemens Group alleging that Siemens or Siemens Group has breached the terms of this Agreement or infringed the Company’s Know-How or Patents. For clarity purposes, this non-assert does not apply to Restricted IP where Company will continue to obtain usage rights through separate software licenses or through the Siemens Equipment and Services Purchase Agreement. 2.2 Exclusive Field – Exclusive Activities. (a) Licensed Siemens IP. With effect as of the Closing Date, Siemens hereby grants to the Company under the Licensed Siemens IP and with effect as of the Closing Date, Siemens hereby grants to the Company under the Additionally Licensed Patents a worldwide, non- exclusive, non-transferable, perpetual, royalty-free license to conduct any activities within the Exclusive Activities for the Business Purpose and to engage in Permitted Sublicensing, except for (i) development, marketing. licensing or sale of any stand-alone digital services or solutions which are not part of the Integrated Solution, or (ii) conducting any activities resulting from or relating to the acquisition of Advanced Microgrid Solutions by Company.

8 (b) Sublicensed Siemens IP. With the effect as of the Closing Date, and pursuant to the Siemens Additional Patent License Agreement, Siemens hereby grants to the Company a worldwide, nonexclusive, non-transferrable, perpetual, royalty free-sublicense to conduct any Exclusive Activities for the Business Purpose and to engage in Permitted Sublicensing, except for (i) development, marketing, licensing or sale of any stand-alone digital services or solutions which are not part of the Integrated Solution or (ii) conducting any activities resulting from or relating to the acquisition of Advanced Microgrid Solutions by Company. (c) Licensed Object Code Software and Licensed SieStorage Know-How. With effect as of the Closing Date, Siemens hereby grants to the Company a worldwide, non- exclusive, non-transferable, perpetual royalty-free license to use and to engage in Permitted Sublicensing with respect to: (i) the Licensed Object Code Software, if any, when used to conduct Exclusive Activities; and (ii) the Licensed SieStorage Know-How, if any, when used to conduct Exclusive Activities. (d) Listed Dual Use IP/SieStorage Dual Use Patents. With effect as of the Closing Date, Siemens hereby grants to the Company under the SieStorage Dual Use Patents and Listed Dual Use IP, if any, a worldwide, non-exclusive, non-transferable, perpetual, royalty-free license to conduct any activities within the Exclusive Activities for the Business Purpose and to engage in Permitted Sublicensing, except for (i) development, marketing, licensing or sale of any stand-alone digital services or solutions which are not part of the Integrated Solution or (ii) conducting any activities resulting from or relating to the acquisition of Advanced Microgrid Solutions by Company. (e) Additional Patents. If, after the Closing Date, the Company determines that it requires a license for products developed by Company after the Closing Date under a Patent owned by the Siemens Group (other than the SieStorage Dual Use Patents, the Licensed Siemens IP, Listed Dual Use IP, and the Third List for Dual Use IP) in order to conduct any activities within the Exclusive Activities, the Company will identify that Patent and the Company’s intended use in writing to the Siemens SI DS FG Head. Upon such notification, the Parties will negotiate in good faith the terms and conditions of a separate license agreement governing the Company’s use of the identified Patent and any associated royalties and other consideration to be paid to Siemens by the Company in connection with that license agreement. (f) Restricted IP. For the avoidance of doubt, SIMATIC (programmable logic controller used in the SieStorage solution) will not be assigned to the Company nor licensed under this Agreement; usage will be made available through a separate software license. For the further avoidance of doubt, the Microgrid Controller, the Fast Switch hardware, and PCS (inverter) will be supplied to the Company through the Siemens Equipment and Services Purchase Agreement. (g) Non-Assertion. Siemens hereby agrees that it and Siemens Group shall not sue or assert any claim or demand or seek any other remedy in any way, in or out of a legal proceeding, against the Company or its assigns in accordance with Article 5 of this agreement, and with respect to Fluence products only, its agents, contractors, distributors or customers, for the use of any Non-Asserted Siemens IP for the Exclusive Activities, except to the extent (1) such use constitutes misappropriation of Know-How or (2) the Non-Asserted Siemens IP is used by the Company for (i) development, marketing, sales or licensing of any stand-alone digital services or

9 solutions which are not part of the Integrated Solution, or (ii) conducting any activities resulting from or relating to the acquisition of Advanced Microgrid Solutions by Company, The foregoing non-assertion covenant shall not be construed to prohibit Siemens, or Siemens Group, from raising any arguments that it has developed and/or is the owner of the Non-Asserted Siemens IP in defending against any claim or demand brought by the Company against Siemens or Siemens Group alleging that Siemens or Siemens Group has breached the terms of this Agreement or infringed the Company’s Know-How or Patents. For clarity purposes, this non-assert does not apply to Restricted IP where Company will continue to obtain usage rights through separate software licenses or through the Siemens Equipment and Services Purchase Agreement. 2.3 Termination of the Licenses. The Licenses may be terminated, in whole or in part, by Siemens only in accordance with the procedure set forth in Section 8.2(b) of this Agreement if the Company has materially breached this Agreement, and such breach has not been cured within thirty (30) business days. On the termination of the Licenses, in whole or in part: (a) all rights of the Company under the terminated License(s) shall terminate forthwith and shall revert immediately to Siemens; and (b) the Company may no longer use the IP licensed to the Company pursuant to the terminated License(s) and shall promptly transfer to Siemens, free of charge, all registrations, filings and rights with regard to such Intellectual Property which it may have possessed at any time. For purposes of this Section 2.3, a material breach will require a breach of the license grant by Company involving: (a) sublicensing by Company under the licenses granted in Sections 2.1 or 2.2 that is not Permitted Sublicensing, or (b) activities by Company violating the licenses granted in Section 2.1 or Section 2.2. 2.4 Identification of Additionally Licensed Patents and Non-Asserted Siemens For the purposes of evaluating the credit to the Capital Account under Article 3.4 (b) of the Amended and Restated LLC Agreement, Company shall on or after the Effective Date use reasonable efforts to notify Siemens of any Additionally Licensed Patents and Non-Asserted Siemens IP that the Company identifies as being used by it prior to or on the Effective Date by sending a written notice to Siemens identifying the respective Additionally Licensed Patents and Non-Asserted Siemens IP as well as the products and services of the Company in which these are used and providing further information reasonably required to establish the initial Gross Asset Value of such IP, provided, however, that, for the avoidance of doubt, (i) the Additionally Licensed Patents and the Non-Asserted Siemens IP are not required to be identified in order for them to be licensed under Sections 2.1(a) and 2.2(a) of this Agreement and be subject to the non-assertion covenants under Sections 2.1(d) and 2.2(e), as applicable, and (ii) the identification of, or the failure to identify, any Additionally Licensed Patents or Non-Asserted Siemens IP shall not limit in any way the scope of Additionally Licensed Patents or Non-Asserted Siemens IP or the scope of the Licenses under Sections 2.1(a) and 2.2(a) and the non-assertion covenants under Sections 2.1(d) and 2.2(e) of this Agreement. ARTICLE THREE LICENSES TO SIEMENS 3.1 With effect as of the Effective Date, Siemens hereby irrevocably and perpetually retains and the Company hereby grants to Siemens a perpetual, non-exclusive, worldwide, non- transferable (except as provided in Article 5), sublicenseable pursuant to Section 3.5, right to do any acts within the current and future fields of business of the Siemens Group which are not

10 Exclusive Activities and which would otherwise infringe any of the Contributed Siemens IP (the “Back-License”), under fair, reasonable and non-discriminatory (“FRAND”) royalty terms, to be negotiated by the Parties before such Back-License is exercised. Except to the extent retained by Siemens or licensed to Siemens under this Agreement, the Company will have all rights with respect to the Contributed Siemens IP, including the sole right to prepare, file, prosecute, obtain, maintain and enforce the Contributed Siemens IP, to the extent applicable. For the avoidance of doubt, the License to the IP set out in Section 3.1 shall include a license to Siemens (except for Exclusive Activities) to any Patents that are applied for by the Company after the Closing Date on inventions included in the Contributed Siemens IP; as well as a license to Siemens (except for Exclusive Activities) to any Software included in the Contributed Siemens IP, in both source code and object code format, in the form that such Software in source code format existed on the Closing Date, which license includes the right to develop, copy, use, modify, and create derivative works of that Software in source code and object code format, and a license to any copyrights, registered or unregistered, owned by the Company after the Closing Date on Software included in the Contributed Siemens IP; and shall not include a license to Siemens to do any acts which are Exclusive Activities. This Section 3.1 shall not retroactively apply to the time period between the Closing Date and the Effective Date. 3.2 With effect as of the Effective Date, Siemens hereby perpetually retains and the Company hereby grants to Siemens a perpetual, non-exclusive, worldwide, non-transferable (except as provided in Article 5), sublicenseable pursuant to Section 3.5, right to do any acts within the current and future fields of business of the Siemens Group which are not Exclusive Activities and which would otherwise infringe any IP owned by the Company which was derived from: (i) the Contributed Siemens IP, provided however, that with respect to any derivations of any Software in source code format included in the Contributed Siemens IP made by or on behalf of the Company, the license granted to Siemens under this Section 3.2 only includes a license to use that derived Software, if any, in object code format, and not in source code format; (ii) the SieStorage Dual Use Patents; (iii) the Licensed Siemens IP; (iv) the Additional Patents, if any, licensed to the Company under Sections 2.1(d) or 2.2(d) hereunder; (v) the Additionally Licensed Patents, licensed to the Company under Sections 2.1(a) or 2.2(a) or (vi) the Sublicensed Siemens IP under Sections 2.1(b) or 2.2(b) (the IP specified in Section 3.2(i)-(vi) above is referred to, collectively, as the “Derived IP”), under FRAND royalty terms to be negotiated by the Parties before such licenses to the Derived IP are exercised (hereinafter the “Back-Licenses to Derived IP”); provided that such Derived IP was developed when Siemens or any of its Affiliates collectively owned at least twenty percent (20%) of the equity of the Company. For the avoidance of doubt, the Back-Licenses to Derived IP shall include a license to Siemens (except for Exclusive Activities) to any Patents that are applied for by the Company after the Closing Date on improvements and modifications to the Contributed Siemens IP that are developed by or on behalf of the Company; and shall not include a license to Siemens to do any acts which are Exclusive Activities. The Company will notify Siemens in writing of any Patent derived from the above- mentioned IP promptly after filing that application. This Section 3.2 shall not retroactively apply to the time period between the Closing Date and the Effective Date. The Company hereby represents and warrants that it did not make any material Derived IP during the time period between the Closing Date and the Effective Date of this Amendment. 3.3 Siemens may request that Company provide it a copy of the derived Software in object code format described in section 3.2(i), above, if any. Such request will be a written request

11 and Company shall deliver to Siemens such copy in a commercially reasonable manner and time; provided, however, that Company shall not be obligated to respond to such a written request more frequently than four times each calendar year. 3.4 The Back-Licenses to Derived IP may be terminated, in whole or in part, by Company in accordance with the procedure set forth in Section 8.2 of this Agreement if Siemens has materially breached this Agreement, and such breach has not been cured within thirty (30) days. On the termination of the Back-Licenses to Derived IP, in whole or in part: (a) all rights of Siemens under the terminated Back-Licenses to Derived IP shall terminate forthwith and shall revert immediately to the Company; and (b) Siemens may no longer use the Derived IP licensed to Siemens pursuant to the terminated Back-Licenses to Derived IP and shall promptly transfer to the Company, free of charge, all registrations, filings and rights with regard to such Intellectual Property which it may have possessed at any time. For purposes of this Section 3.4, a material breach will require a breach by Siemens of the Back-Licenses to Derived IP involving: (a) sublicensing by Siemens which is not permitted sublicensing, or (b) activities by Siemens that violate the licenses granted in Section 3.2. 3.5 The license granted under Sections 3.1 and 3.2 are sublicensable to Affiliates, provided that (i) the Affiliate agrees to abide by and be subject to terms and conditions substantially consistent with this Section 3; (ii) the Affiliate shall have no further right to grant sublicenses under this Agreement; (iii) Siemens remains fully liable for the performance of its sublicensed Affiliates obligations hereunder; (iv) Siemens provides Company with all executed sublicenses; and (v) any sublicense shall terminate on the date any sublicensed Affiliate ceases to be an Affiliate of Siemens. ARTICLE FOUR OBLIGATIONS AND RESTRICTIONS 4.1 The Company shall not do or suffer to be done any act or thing which may materially adversely affect any rights of Siemens in or to any of the IP licensed to the Company by Siemens pursuant to the Licenses or any registrations thereof. 4.2 Siemens shall not do or suffer to be done any act or thing which may materially adversely affect any rights of the Company in or to the Contributed Siemens IP or any registrations thereof. 4.3 Siemens shall undertake, at its own expense, the prosecution and maintenance of all IP licensed to the Company pursuant to the Licenses. In the event that Company identifies an office action issued during prosecution of the SieStorage Dual Use Patents or the Listed Dual Use IP, if any, it may request that Siemens provide Company commercially reasonable consultation rights in connection with responding to such office action, which rights will be provided to the extent they do not cause an unreasonable delay in such prosecution, e.g., by requiring an extension of time to respond to the office action. 4.4 Company shall undertake, at its own expense, the prosecution and maintenance of (a) any of the Contributed Siemens IP and (b) any other IP owned by the Company, including but

12 not limited to Derived IP. Siemens shall undertake, at its own expense, to reasonably cooperate with the Company to perfect rights in such IP. 4.5 Patent Litigation. (a) The Company will promptly give written notice to the Siemens SI DS FG Head if the Company becomes aware of any actual, threatened, or suspected infringement of, or any unauthorized use or any challenge to the validity of, any of the Intellectual Property licensed to the Company pursuant to the Licenses, including the SieStorage Dual Use Patents, if any. (b) Without limiting the obligations under Section 4.5(a), Siemens will consult in good faith with the Company in evaluating the strength of a claim of any actual, threatened, or suspected infringement of the SieStorage Dual Use Patents or the Listed Dual Use IP, if any. This will consist of generating a patent claim chart that shows why each and every element in at least one independent patent claim in one or more of the SieStorage Dual Use Patents or the Listed Dual Use IP is shown in a product sold or distributed by a Third Party before any patent litigation is considered. Siemens will consider the pros and cons of proceeding against any Third Party in a commercially reasonable manner, and in the event that the pros materially outweigh the cons, Siemens will proceed. The ultimate decision to proceed rests with Siemens. (c) If the foregoing process identifies and confirms a potential infringement of the SieStorage Dual Use Patents or Listed Dual Use IP, if any, the Siemens SI DS FG Head will consult with the Company’s management team to determine whether a patent infringement litigation should be pursued. In circumstances where the potential patent infringement identified is of a SieStorage Dual Use Patent or a Listed Dual Use IP, and the Company’s management team believes a patent infringement action should be undertaken, the Siemens SI DS FG Head will: (i) coordinate an internal review of the Company’s request to initiate a patent litigation; and (ii) determine (in good faith and in consultation with the appropriate managers and executives of Siemens) whether a patent litigation is merited based on the aforementioned claim chart(s). (d) If Siemens believes that infringement of a SieStorage Dual Use Patent or a Listed Dual Use IP, if any, has not been reasonably established, the Siemens SI DS FG Head will, before making a final decision on whether to pursue a patent litigation, collaborate with the Company to obtain any further information to establish patent infringement and facilitate discussions between Siemens’ internal corporate Intellectual Property department and the Company on why Siemens believes that patent infringement has not been reasonably established. (e) If the Company and Siemens believe that infringement of the respective SieStorage Dual Use Patent or the Listed Dual Use IP, if any, has been reasonably established and the validity of that SieStorage Dual Use Patent or the Listed Dual Use IP has been confirmed, the Siemens SI-DS FG Head will diligently coordinate with the rest of the Siemens organization to confirm that a patent litigation will be initiated (which process shall account for any relationship, such as a supply relationship, between Siemens and the applicable Third Party) and, if confirmed, Siemens will (within sixty (60) business days) initiate a patent litigation. Upon the initiation of such patent litigation, the Parties will continue to consult regarding on-going litigation activities and the Company will provide to Siemens commercially reasonable information required in connection with the proceedings (including technical information) based on the nature of those

13 proceedings. All commercially reasonable costs associated with a patent litigation initiated pursuant to this Section 4.5 will be split between the Company and Siemens, as determined by the Parties on a case-by-case basis. 4.6 The Back-License and the Back-Licenses to Derived IP (as set out in Article Three of this Agreement) shall apply to any IP transferred or sold to the Company under Sections 4.7, 4.8 and 4.9. 4.7 If Siemens receives a bona fide offer to purchase any of the SieStorage Dual Use Patents, if any, Siemens will communicate in writing to the Company the full terms of the offer. The Company may elect to purchase the applicable SieStorage Dual Use Patents on the terms set forth in the offer by providing Siemens written notice of the election to do so within thirty (30) business days after Siemens’ communication of the offer. If the Company fails to give written notice of election within thirty (30) business days, Siemens may sell to the offeror on the terms offered, subject to Article 5 this Agreement. 4.8 Siemens shall notify the Company in writing if Siemens decides to abandon any of the SieStorage Dual Use Patents or the Listed Dual Use IP, if any, in which case Siemens will offer those SieStorage Dual Use Patents or the Listed Dual Use IP to the Company at no cost and, if accepted by the Company: (i) Siemens will ensure that those SieStorage Dual Use Patents or the Listed Dual Use IP are promptly assigned to the Company, with the Company assuming any direct fees or costs of assignment; and (ii) the Company may, at its discretion, file, prosecute, and maintain those SieStorage Dual Use Patents or Listed Dual Use IP at the Company’s cost. 4.9 For a period of four (4) years after the Closing Date, Siemens shall notify the Company in writing if Siemens decides to abandon any of the IP on the Third List for Dual Use IP, in which case Siemens will offer such IP to the Company at no cost and, if accepted by the Company: (i) Siemens will ensure that the respective IP is promptly assigned to the Company, with the Company assuming any direct fees or costs of assignment; and (ii) the Company may, at its discretion, file, prosecute, and maintain such IP from the Third List for Dual Use IP. Both the obligation to notify of the abandonment decision as well as the obligation to offer Company such IP shall cease to exist on the fourth anniversary of the Closing Date. In addition, upon written request of the Company concerning possible third-party challenges to the validity of specific IP on the Third List for Dual Use IP, Siemens shall inform the Company of any such challenges of which it is aware. 4.10 Export Control Laws. The Parties agree to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760). The Parties shall cooperate with each other to facilitate compliance with these laws and regulations. The Parties understand that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States. Siemens shall obtain, at its own expense, any necessary U.S. government license or other authorization required pursuant to the U.S. export control laws and regulations for the export or re-export of any commodity, service or

14 technical data covered by this Agreement, including under the Back-License and the Back Licenses to Derived IP, as each is set forth in Sections 3.1 and 3.2. Each Party represents that it is not designated as an entity for which U.S. persons are required to obtain U.S. government authorization to enter into financial or export transactions (a “Restricted Party”). Any Party to this Agreement shall immediately notify the other Party if, at any time during the term of this Agreement, it becomes a Restricted Party. ARTICLE FIVE ASSIGNMENT 5.1 Neither Party may assign all or any part of this Agreement, or any rights or obligations hereunder (including, with respect to the Company, the Licenses; and, with respect to Siemens, the Back-License and the Back-Licenses to Derived IP), without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any purported assignment which fails to comply with the requirements of this Section 5.1 shall be null and void. Notwithstanding the foregoing, either Party may, without the prior written consent of the other Party, assign all or any part of this Agreement, or any rights or obligations hereunder, to an Affiliate, which will accept such assignment and assume all obligations related to this Agreement; provided that, notwithstanding any such assignment, the assigning Party shall not be relieved of any of its obligations hereunder by reason of such assignment and shall remain liable hereunder for the fulfillment of the obligations to the extent the assignee does not fulfill such obligations. 5.2 Notwithstanding anything to the contrary herein, Siemens shall ensure that the SieStorage Dual Use Patents, Listed Dual Use IP, or IP on the Third List for Dual Use IP licensed to the Company pursuant to the Licenses, and the Company’s rights under this Agreement therein and thereto, remain unaffected in case of a transfer of the SieStorage Dual Use Patents, Listed Dual Use IP, or IP on the Third List for Dual Use IP by Siemens to a subsequent purchaser by contractually obligating such subsequent purchaser to respect such Licenses and all related obligations of Siemens so that the Company can directly enforce such rights against such subsequent purchaser. 5.3 Notwithstanding anything to the contrary herein, the Company shall ensure that the Contributed Siemens IP and all IP transferred or sold to Company under Sections 4.6, 4.7 and 4.8, and Siemens’ rights under this Agreement therein and thereto, remain unaffected in case of a transfer of the respective IP by the Company to a subsequent purchaser by contractually obligating such subsequent purchaser to respect such licenses and all related obligations of the Company (including the Back-License and the Back-Licenses to Derived IP) so that Siemens can directly enforce such rights against such subsequent purchaser. ARTICLE SIX WARRANTIES, INDEMNIFICATION, AND DISCLAIMERS 6.1 Siemens represents and warrants that: (a) It has the full legal right and authority to enter into this Agreement and to convey the rights and licenses that it conveys under this Agreement; and

15 (b) To the knowledge of Siemens, there is no action, suit or proceeding pending against it or any of its Affiliates challenging the validity or enforceability of the SieStorage Dual Use Patents or the Listed Dual Use IP. At Company’s request, Siemens will provide information concerning actions, suits or proceedings relating to any IP transferred or sold to Company under Sections 4.7, 4.8 and 4.9. Siemens will defend the Company against all Third Party claims, actions, suits, or other proceedings against the Company arising out of or resulting from a breach of the representations and warranties under this Section 6.1, and shall indemnify and hold the Company harmless from and against all judgments, losses, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys’ fees) arising out of or incurred in connection with all such claims, actions, suits, or other proceedings. 6.2 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, SIEMENS EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED TO THE COMPANY PURSUANT TO THE LICENSES AND THE RIGHTS GRANTED PURSUANT TO THIS AGREEMENT, INCLUDING ANY WARRANTIES WITH RESPECT TO MERCHANTABILITY, SUITABILITY FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE. 6.3 The Company will defend Siemens against all Third Party claims, actions, suits, or other proceedings against Siemens arising out of or resulting from any claims or allegations of the Company that a Third Party has infringed or otherwise misappropriated the Company’s rights in or to any Intellectual Property, including any counterclaims brought by that Third Party in connection therewith; and the Company shall indemnify and hold Siemens harmless from and against all judgments, losses, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys’ fees) arising out of or incurred in connection with all such claims, actions, suits, or other proceedings. 6.4 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.3, COMPANY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED TO SIEMENS PURSUANT TO THE BACK- LICENSE, THE BACK-LICENSES TO DERIVED IP, AND THE RIGHTS GRANTED PURSUANT TO THIS AGREEMENT, INCLUDING ANY WARRANTIES WITH RESPECT TO MERCHANTABILITY, SUITABILITY FOR A PARTICULAR PURPOSE, TITLE, NON- INFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE. ARTICLE SEVEN LIMITATION OF LIABILITY TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS

16 OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. ARTICLE EIGHT MISCELLANEOUS 8.1 Notwithstanding any provision to the contrary set forth herein or in the ECA or in any document, instrument, or agreement executed in connection herewith or therewith, no provision of this Agreement in any way waives, restricts, alters, diminishes, or limits the express provisions (including the warranties, covenants, agreements, conditions, representations and obligations and indemnifications, and the limitations related thereto, of the Parties) set forth in the ECA, this Agreement being intended solely to effect the Licenses, the Back-License, and the Back- Licenses to Derived IP strictly in accordance with the terms of the ECA. In the event of a conflict between the terms of this Agreement and the terms of the ECA, the terms of this Agreement shall prevail and govern. 8.2 This Agreement is exclusively governed by, and shall be exclusively construed in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of Law principles that would require the application of any other Law. (a) If one of the Parties concludes that a dispute (other than a dispute over whether a material breach of this Agreement has been committed (or has been cured) by either Party as set out in Section 2.3 or Section 3.4 which shall be resolved solely pursuant to Section 8.2(b)) has arisen under this Agreement it will so inform the other Party in a written notice (the “Notice”). The Notice shall set forth the issues requiring resolution. The Notice shall be effective on the date that it is received by the receiving Party. The receiving Party may respond within five (5) business days from the effective date of the Notice with a list of issues to be added to the Notice. The Parties shall thereafter engage in good faith negotiations to attempt to amicably resolve the issues raised in the Notice. If the Parties are unable to resolve the issues raised in the Notice within 30 (thirty) business days after the effective date of the Notice, the issues shall be submitted to mediation under the Mediation Rules of the International Centre for Dispute Resolution (ICDR). The place of mediation shall be Washington D.C. The language of mediation shall be English. The mediator shall be selected from the roster of accredited mediators of ICDR. Neither Party may veto the selection of a mediator except for compelling reasons of conflict of interest. The mediation shall be concluded no more than 60 (sixty) business days after the effective date of the Notice.

17 (b) If either Party determines that it intends to terminate any of the licenses granted in this Agreement because the other Party has materially breached this Agreement as set out in Section 2.3 or Section 3.4, as applicable (such Party intending to terminate the Agreement, the “Claimant”), it shall notify the other Party hereof in writing, describing the alleged material breach in reasonable detail (such other Party, the “Recipient”, and such notice, “Breach Notice”). Within thirty (30) business days upon receipt of the Breach Notice, the Recipient shall either notify the Claimant that it has cured the breach (or is in the process of curing the breach and requires an additional ten (10) business days to complete such cure which additional time shall be subject to Claimant’s approval not to be unreasonably withheld) (such 30 business day rectification period or such longer period approved by Claimant pursuant to the foregoing, “Rectification Period”) or notify the Claimant that it does not agree with the Breach Notice stating the reasons for such disagreement (“Disagreement Notice”). Within 10 business days after the issuance of the Disagreement Notice or within 10 business days after the Rectification Period has elapsed without cure to the material breach, then either Party may, by notice to the other Party and the International Centre for Dispute Resolution, demand mediation under the Mediation Rules of the International Centre for Dispute Resolution. The place of mediation shall be Washington D.C. The language of mediation shall be English. The mediator shall be selected from the roster of accredited mediators of International Centre for Dispute Resolution. Neither Party may veto the selection of a mediator except for compelling reasons of conflict of interest. If settlement through mediation is not reached within 60 business days after service of a written demand for mediation, the Claimant’s determination to terminate the Licenses or Back-Licenses, as applicable, granted herein shall be subject to arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. In any arbitration under this Agreement, the place of arbitration shall be Washington D.C., United States. The language of the arbitration shall be English. There shall be three arbitrators, each of which with at least fifteen years of experience as an attorney with a primary practice area in intellectual property law, arbitrating intellectual property disputes, or a combination of both. Within 30 business days after the commencement of arbitration, each Party shall appoint a person to serve as an arbitrator. The Parties shall then appoint the presiding arbitrator within 30 business days after selection of the Party appointees. If any arbitrators are not selected within these time periods, the International Centre for Dispute Resolution shall, at the written request of any Party, complete the appointments that have not been made. Nothing in this Agreement shall be construed or interpreted as granting the arbitrators the power to award punitive or consequential damages as part of any award rendered relating to this Agreement or the transactions contemplated hereby. The determination of the arbitrators shall be final, binding and nonappealable by the Parties and any judgment or award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs and expenses of such arbitration shall be shared equally by the Parties. 8.3 This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder. 8.4 No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the Parties hereto.

18 8.5 If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. 8.6 Each of the Parties hereto is sophisticated and has been (or had full opportunity and means to be) represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any Laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. 8.7 This Agreement (and any amendment hereto) may be executed in one or more counterparts, including by facsimile or email, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. 8.8 The rights and obligations of each Party under this Agreement are conditioned upon and subject to the occurrence of the Closing contemplated under the ECA. For the avoidance of doubt, if the Closing does not occur, this Agreement will be null and void. 8.9 This Agreement constitutes an amendment and restatement of the Original Agreement effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation or waiver of any rights or obligations under the Original Agreement based on facts or events occurring or existing prior to the Effective Date and shall be without prejudice to any rights or obligations that have arisen prior to the Effective Date. As of the Effective Date, the Original Agreement is hereby amended, supplemented, modified and restated, as applicable, to the extent provided for herein. [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above. Fluence Energy, LLC [Signature Page to the Amended and Restated Siemens Industry License Agreement] By:_ Name:Dennis Fehr Title: Chief Financial Officer By:_ Name: Francis A. Fuselier Title: General Counsel and Secretary Siemens Industry, Inc. By: Name: Title: By: Name: Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above. Fluence Energy, LLC By:_ Name: Title: By:_ Name: Title: Siemens Industry, Inc. By: Name: Title: By: Name: Title: [Signature Page to the Amended and Restated Siemens Industry License Agreement] Ruth Gratzke Chief Executive Officer Marsha Smith Chief Financial Officer Digitally signed by Smith Marsha DN: cn=Smith Marsha, o=Siemens, email=marsha.smith@siemens.com Date: 2021.04.19 12:45:59 -04'00' Smith Marsha Digitally signed by Gratzke Ruth DN: cn=Gratzke Ruth, o=Siemens, email=ruth.gratzke@siemens.com Date: 2021.04.19 13:27:42 -04'00' Gratzke Ruth

EXHIBIT B TO THE SIEMENS LICENSE AGREEMENT Relevant Roadmaps and Company Business Plan See attached.

EXHIBIT D
TO THE
SIEMENS LICENSE AGREEMENT

Listed Dual Use IP

Title of Each Patent Family, Including Subsequent Filings Not Shown, Licensed	Exemplary Publication, Application or Grant number	Status / Countries
Einrichtung zur Spitzenlast-Abdeckung / Electrical consumer`s peak load covering device for public electricity network, has control device to estimate consumer`s energy consumption quantity, and inverter to assist consumer`s electricity supply if estimation rises above threshold	US7388364	Granted: DE, US
Vorrichtung und Verfahren zur dezentralen Energieversorgung / Decentralized power supply device, has power inverter supplying electrical energy of energy source to power supply systems, where energy source is connected with controller for connecting part of protective devices to power supply systems	EP1925062	Granted: DE, ES, FR
Wechselrichter und Verfahren zum Betrieb des Wechselrichters / Inverter for connection of direct-current source to alternating current network, has current supplies switched on and switched off by electrically programmable logic device that is accessible by micro-computer	EP1833155	Application
Wechselrichter, insbesondere Solarwechselrichter, mit einem aktiven Netzfilter / Inverter i.e. solar inverter, for feeding multiphase line current into mixing point of power network, has downstream line filter that is active line filter connected parallel to output of inverter	DE102008018497	Granted: DE
PERFORMANCE TRACKING OF AN ELECTRICAL ENERGY STORAGE SYSTEM / Method for predicting performance of electrical energy storage system e.g. battery, involves calculating performance indicators of electrical energy storage system based on simulated dynamics of electrical energy storage system	US20170038432	Application: EP, AU, BR, CA, CL, IN, TH, US

For clarity purposes, this list of Listed Dual Use IP is intended to include all future filings in any country for each Patent Family Listed.

EXHIBIT E
TO THE
SIEMENS LICENSE AGREEMENT

SieStorage Dual Use Patents

Title of Each Patent Family, Including Subsequent Filings Not Shown, Licensed	Exemplary Publication, Application or Grant number	Status / Countries
Elektrische Einrichtung mit verringerter Isolationsstrecke / Electrical device, has electrical circuits adapted to differ with respect to type of insulation, where disconnection gap divides two electrical circuits by interface with intermediate potential	EP2885860	Granted: DE, FR, IT, PT
Erfassen der Betriebsführung eines Batteriespeichers / Method for detecting management of storage battery of energy-storage system, involves performing continuous creation of statistics imaging utilization profiles describing operational management of storage battery	US20170052229	Application: DE, CN, US
Verfahren zum Betrieb einer Stromrichteranlage / Method for operating power converter system for connection of three-phase alternating current (AC) and direct current (DC) systems, involves computing remaining operational parameters and control angle by respective function	DE102014214536	Application: DE
DC-Überspannungsschutz für ein Energiespeichersystem / DC Overvoltage Protection for an Energy Storage System	DE102016218219.6	Application: DE, WO
Elektrisches Energiespeichersystem / Electric energy-storage system, has battery comprising battery management system, and monitoring system for monitoring independent state of battery management system and critical states of battery and comprising computing unit	DE102016203730	Application: DE, WO
DC-Überspannungsschutz für ein Energiesystem / DC Overvoltage Protection for an Energy System / The subject of the invention is a DC overvoltage protection means for an energy storage system and/or energy-generating system, an energy storage system and/or energy generating system with said DC overvoltage protection means, a method of operating a DC overvoltage protection means for an energy storage system and/or energy-generating system, and a method of operating an energy storage system and/or energy-generating system with said DC overvoltage protection means, whereby said DC overvoltage protection means exhibits at least one shunt release on the AC switch that causes said AC switch to be interrupted.	DE102016218242.0	Application: DE, WO
Luftkühlung eines Wechselrichters / Air Cooling of an Inverter	DE102016221404.7	Application: DE, WO

Title of Each Patent Family, Including Subsequent Filings Not Shown, Licensed	**Exemplary Publication, Application or Grant number**	**Status / Countries**
Containerbeschattung / Shading device mounted in container or standard container used for transporting general cargo, has longitudinal profiles that are arranged on opposite side of carrier elements such that profiles extend on opposite side of carrier elements	DE102016222479	Granted: DE Application: WO
Design Converter Cabinet Siestorage S800 Umrichter / Inverter	EU register No.: 001452387	Application: EU, AU, CN, IN
Anordnung zum Ausgleich von Spannungseinbrüchen und System mit solch einer Anordnung / Compensation arrangement for voltage dips and system with such an arrangement	DE102017211356.1	Application: DE
Energiespeichervorrichtung und deren Verwendung / Energy Storage Unit and Its Use	DE102017202136.5	Application: DE
Unterbrechungsfreie Stromversorgung / Uninterruptable power supply	DE102017211354.5	Application: DE
Unterbrechungsfreie Stromversorgung / Uninterruptable power supply	DE102017211351.0	Application: DE
Anordnung zum Ausgleich von Spannungseinbrüchen und System mit solch einer Anordnung / Compensation arrangement for voltage dips and system with such an arrangement	DE102017211355.3	Application: DE

For clarity purposes, this list of SieStorage Dual Use Patents is intended to include all future filings in any country for each Patent Family Listed.